EXHIBIT 99.1

HCC ANNOUNCES RESIGNATION OFDIRECTOR JAMES R. CRANE

HOUSTON (November 2, 2007) . . .HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that James R. Crane has resigned from the Company’s Board of Directors to pursue other business interests.

Mr. Crane had served as an HCC Director since 1999 and was a member of the Board’s Compensation Committee and its Nomination and Corporate Governance Committee.  Mr. Crane is the former Chairman and Chief Executive Officer of EGL, Inc.

“We will certainly miss the considerable contribution that Jim has made to HCC over the years and we wish him well in his new endeavors,” HCC Chief Executive Officer Frank J. Bramanti said.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain, Ireland and the United Kingdom.  HCC has assets of more than $8 billion, shareholders’ equity in excess of $2.3 billion, and is rated AA (Very Strong) by Standard & Poor’s, AA (Very Strong) by Fitch Ratings and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcc.com.

Contact:                    Barney White, HCC Vice President of Investor RelationsTelephone:  (713) 744-3719

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

*     *     *     *     *